UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 13G

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. __)

China Customer Relations Centers, Inc.

(Name of Issuer)

Common Shares

(Title of Class of Securities)

G2118P102

(CUSIP Number)

December 21, 2015

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  Rule 13d-1(b)

☐  Rule 13d-1(c)

☒  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 1.    NAMES OF REPORTING PERSON

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entitles only)

Zhili Wang

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)   ☐

(b)   ☐

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

Chinese

5.   SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON –

3,958,763

6.    SHARED VOTING POWER -

None

7.    SOLE DISPOSITIVE POWER –

3,958,763

8.    SHARED DISPOSITIVE POWER -

None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

3,958,763

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   ☐

 11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

21.598%

12.  TYPE OF REPORTING PERSON

IN

2

 1.   NAMES OF REPORTING PERSON

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entitles only)

Qingmao Zhang

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)   ☐

         (b)   ☐

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

Chinese

5.   SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON –

1,224,000

6.   SHARED VOTING POWER -

None

7.   SOLE DISPOSITIVE POWER –

1,224,000

8.   SHARED DISPOSITIVE POWER -

None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

1,224,000

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   ☐

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

6.678%

12.  TYPE OF REPORTING PERSON

IN

3

 1.    NAMES OF REPORTING PERSON

 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entitles only)

Qiaolin Wang

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)   ☐

(b)   ☐

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

Chinese

5.    SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON –

979,200

6.    SHARED VOTING POWER -

None

7.    SOLE DISPOSITIVE POWER –

979,200

8.    SHARED DISPOSITIVE POWER -

None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

979,200

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   ☐

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.342%

12.  TYPE OF REPORTING PERSON

IN

4

 1.    NAMES OF REPORTING PERSON

 S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entitles only)

        Jishan Sun

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

(a)   ☐

(b)   ☐

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

Chinese

5.    SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON–

1,528,480(1)

6.    SHARED VOTING POWER -

None

7.    SOLE DISPOSITIVE POWER–

1,528,480(1)

8.    SHARED DISPOSITIVE POWER -

None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

1,528,480(1)

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES   ☐

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

8.34%(1)

12.  TYPE OF REPORTING PERSON

IN

1 Represents 764,240 shares directly held Jishan Sun and 764,240 shares held by Telecare Global Services Limited, a British Virgin Islands limited liability company controlled by Mr. Sun. Mr. Sun and Telecare Global Services Limited each hold less than 5% of the common shares, but due to Mr. Sun’s control of Telecare, the common shares of each are considered in the aggregate.

5

 1.   NAMES OF REPORTING PERSON

          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entitles only)

Debao Wang

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:

        (a)   ☐

        (b)   ☐

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

Chinese

5.    SOLE VOTING POWER, NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON –

1,069,936

6.    SHARED VOTING POWER -

None

7.    SOLE DISPOSITIVE POWER –

1,069,936

8.    SHARED DISPOSITIVE POWER -

None

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON -

1,069,936

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES  ☐

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

5.837%

12.  TYPE OF REPORTING PERSON

IN

6

ITEM 1 (a)	NAME OF ISSUER:
China Customer Relations Centers, Inc.

ITEM 1 (b)	ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
c/o Shandong Taiying Technology Co., Ltd.
1366 Zhongtianmen Dajie, Xinghuo Science and Technology Park, Hugh-tech Zone, Taian City,
Shandong Province, People’s Republic of China 27100

ITEM 2 (a)	NAME OF PERSON FILING:
	(i)	Zhili Wang
	(ii)	Qingmao Zhang
	(iii)	Qiaolin Wang
	(iv)	Jishan Sun
	(v)	Debao Wang

ITEM 2 (b)	ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
	(i)	Zhili Wang
1366 Zhongtianmen Dajie, Xinghuo
Science and Technology Park
Taian 271000
China

	(ii)	Qingmao Zhang
Huanshan Xiaoqu Dongqu 2QU
Zhonglian 3HA Lixiaqu
Jinan 250000
China

	(iii)	Qiaolin Wang
Huanshan Xiaoqu Dongqu 2QU
Zhonglian 2HA
Lixiaqu
Jinan 250000
China

	(iv)	Jishan Sun
1366 Zhongtianmen Dajie, Xinghuo
Science and Technology Park
Taian 271000
China

	(v)	Debao Wang
1366 Zhongtianmen Dajie, Xinghuo
Science and Technology Park
Taian 271000
China

ITEM 2 (c)	CITIZENSHIP:
	(i)	Chinese – Zhili Wang
	(ii)	Chinese – Qingmao Zhang
	(iii)	Chinese – Qiaolin Wang
	(iv)	Chinese – Jishan Sun
	(v)	Chinese – Debao Wang

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ITEM 2 (d)	TITLE OF CLASS OF SECURITIES:
Common Shares

ITEM 2 (e)	CUSIP NUMBER:
G2118P102

ITEM 3	IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.
(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.
(c)	☐	Insurance Company defined in Section 3(a)(19) of the Exchange Act.
(d)	☐	Investment Company registered under Section 8 of the Investment Company Act.
(e)	☐	An Investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E)
(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(ii)(F)
(g)	☐	A parent holding company or control person in accordance Rule 13d-1(b)(1)(ii)(G)
(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act.
(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;
(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4	OWNERSHIP

	(a)	AMOUNT BENEFICIALLY OWNED:
		(i)	3,958,763 – Zhili Wang
		(ii)	1,224,000 – Qingmao Zhang
		(iii)	979,200 – Qiaolin Wang
		(iv)	1,528,480 – Jishan Sun[1]
		(v)	1,069,936 – Debao Wang

	(b)	PERCENT OF CLASS:
		(i)	21.598% - Zhili Wang
		(ii)	6.678% - Qingmao Zhang
		(iii)	5.342% - Qiaolin Wang
		(iv)	8.34% - Jishan Sun
		(v)	5.837% - Debao Wang

	(c)	NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

		(i)	SOLE POWER TO VOTE OR DIRECT THE VOTE
3,958,763 – Zhili Wang
1,224,000 – Qingmao Zhang
979,200 – Qiaolin Wang
1,528,480 – Jishan Sun
1,069,936 – Debao Wang

		(ii)	SHARED POWER TO VOTE OR DIRECT THE VOTE
None

		(iii)	SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
3,958,763 – Zhili Wang
1,224,000 – Qingmao Zhang
979,200 – Qiaolin Wang
1,528,480 – Jishan Sun
1,069,936 – Debao Wang

		(iv)	SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF
None

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ITEM 5	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☐

ITEM 6	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not Applicable

ITEM 7	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

Not Applicable

ITEM 8	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

Not Applicable

ITEM 9	NOTICE OF DISSOLUTION OF GROUP

Not Applicable

ITEM 10	CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect

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SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2017

/s/ Zhili Wang

/s/ Qingman Zhang

/s/ Qiaolin Wang

/s/ Jishan Sun

/s/ Debao Wang

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EXHIBIT INDEX

Number	Description of Exhibit
99.1	Joint Filing Agreement.

11